Fifth Street Finance Corp. Appoints Todd G. Owens to the Board of Directors

GREENWICH, CT, November 26, 2014 – Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) today announced that Todd G. Owens has been appointed to the Board of Directors, effective November 26, 2014. His appointment brings the number of directors on the Board to nine, five of whom are independent.

“We are pleased to announce the addition of Todd to FSC’s Board of Directors and believe he will be an asset as we continue to strengthen FSC’s corporate governance,” stated Leonard M. Tannenbaum, Chief Executive Officer, adding, “With over 20 years of experience across a range of sectors in the financial services industry, we believe that Todd will provide a unique perspective and valuable insight to our Board of Directors.”

Mr. Owens joined Fifth Street in 2014 and currently serves as President of FSC. He is also President of Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) and Co-President of Fifth Street Asset Management Inc. (NASDAQ:FSAM).

Mr. Owens is a 24-year veteran and former partner of Goldman, Sachs & Co. and brings with him a breath of experience in a number of financial services sectors including commercial finance, asset management, alternative asset management and business development companies. Prior to joining Fifth Street, Mr. Owens held various roles during his tenure at Goldman Sachs, including Head of the West Coast Financial Institutions Group for 15 years and Head of the Specialty Finance Group for almost a decade.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with nearly $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSC’s website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com